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                                                                      EXHIBIT 99

                                                              SEPTEMBER 27, 1999

                       HUTCHINSON TECHNOLOGY INCORPORATED
                          EMPLOYEE STOCK PURCHASE PLAN


         1. PURPOSE AND SCOPE OF PLAN. The purpose of this Hutchinson Technology Incorporated Employee Stock Purchase Plan (the "Plan") is to provide the employees of Hutchinson Technology Incorporated (the "Company") and its subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of its common stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan is intended to be an "employee stock purchase plan" within the meaning of
Section 423 of the Internal Revenue Code, and shall be interpreted and administered in a manner consistent with such intent.

         2.       DEFINITIONS.

                  2.1. The terms defined in this section are used (and capitalized) elsewhere in this Plan:

                  (a) "AFFILIATE" means each domestic or foreign corporation that is a "parent corporation" or "subsidiary corporation" of the Company, as defined in Sections 424(e) and 424(f) of the Code or any successor provision and whose participation in the Plan the Board of Directors has expressly approved.

                  (b) "BOARD OF DIRECTORS" means the Board of Directors of the Company.

                  (c) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                  (d) "COMMITTEE" means three or more Disinterested Persons designated by the Board of Directors to administer the Plan under Section 13.

                  (e) "COMMON STOCK" means the par value $.01 per share common stock of the Company.

                  (f)      "COMPANY" means Hutchinson Technology Incorporated.

                  (g) "COMPENSATION" means the gross cash compensation (including wage, salary, commission, bonus, and overtime earnings) paid by the Company or any Affiliate to a Participant in accordance with the terms of employment.

                  (h) "DISINTERESTED PERSON" means a member of the Board of Directors who is considered a disinterested person within the meaning of Exchange Act Rule 16b-3 or any successor definition.

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                  (i)      "ELIGIBLE EMPLOYEE" means any employee of the Company
                  or an Affiliate whose customary employment is at least 20 hours per week; provided, however, that "Eligible Employee" shall not include any person who would be deemed, for purposes of Section 423(b)(3) of the Code, to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

                  (j) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

                  (k) "FAIR MARKET VALUE" of a share of Common Stock as of any date means, if the Company's Common Stock is listed on a national securities exchange or traded in the national market system, the closing price for such Common Stock on such exchange or market on said date, or, if no sale has been made on such exchange or market on said date, on the last preceding day on which any sale shall have been made. If such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury applicable to plans intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Code, however, Fair Market Value shall be determined in accordance with such regulations. The determination of Fair Market Value shall be subject to adjustment as provided in
                  Section 14.

                  (l) "PARTICIPANT" means an Eligible Employee who has elected to participate in the Plan in the manner set forth in
                  Section 4.

                  (m) "PLAN" means this Hutchinson Technology Incorporated Employee Stock Purchase Plan, as amended from time to time.

                  (n) "PURCHASE PERIOD" means a calendar quarter or such other period of time as may be adopted by the Committee.

                  (o) "RECORDKEEPING ACCOUNT" means the account maintained in the books and records of the Company recording the amount withheld from each Participant through payroll deductions made under the Plan.

         3. SCOPE OF THE PLAN. Shares of Common Stock may be sold by the Company to Eligible Employees at any time after this Plan has been approved by the shareholders of the Company, but not more than 1,500,000 shares of Common Stock (subject to adjustment as provided in Section 14) shall be sold to Eligible Employees pursuant to this Plan. All sales of Common Stock pursuant to this Plan shall be subject to the same terms, conditions, rights and privileges.

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         4.       ELIGIBILITY AND PARTICIPATION. To be eligible to
participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the first day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing an election form with the Company before the first day of a Purchase Period that authorizes regular payroll deductions from Compensation beginning with the first payday in such Purchase Period and continuing until the Plan is terminated or the Eligible Employee withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

         5.       AMOUNT OF COMMON STOCK EACH ELIGIBLE EMPLOYEE MAY PURCHASE.

                  5.1. Subject to the provisions of this Plan, each Eligible Employee shall be offered the right to purchase on the last day of the Purchase Period the maximum number of shares of Common Stock (including fractional shares) that can be purchased at the price specified in
         Section 5.2 with the entire balance in the Participant's Recordkeeping Account; provided, however, that the Fair Market Value (determined on the first day of any Purchase Period) of shares of Common Stock that may be purchased by a Participant during such Purchase Period shall not exceed the excess, if any, of (i) $25,000 over (ii) the Fair Market Value (determined on the first day of the relevant Purchase Period) of shares of Common Stock previously acquired by the Participant in any prior Purchase Period during such calendar year. Notwithstanding the foregoing, no Eligible Employee shall be granted an option to acquire shares of Common Stock under this Plan which permits the Eligible Employee's rights to purchase shares of Common Stock under this Plan and all employee stock purchase plans (within the meaning of Section 423(b) of the Code), if any, of the Company and its Affiliates to accrue at a rate which exceeds $25,000 of Fair Market Value (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. If the purchases by all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 3, however, each Participant shall be allocated a ratable portion of the maximum number of shares of Common Stock which may be sold.

                  5.2. The purchase price of each share of Common Stock sold pursuant to this Plan will be the lesser of:

                  (a) 85% of the Fair Market Value of such share on the first day of the Purchase Period, or

                  (b) 85% of the Fair Market Value of such share on the last day of the Purchase Period.

         6.       METHOD OF PARTICIPATION.

                  6.1. The Company shall give notice to each Eligible Employee of the opportunity to purchase shares of Common Stock pursuant to this Plan and the terms and conditions for such offering. Such notice is subject to revision by the Company at any time

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         prior to the date of purchase of such shares. The Company contemplates that for tax purposes the first day of a Purchase Period will be the date of the offering of such shares.

                  6.2. Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by signing and filing with the Company an election form developed by the Committee. An Eligible Employee may elect to have any whole percent of Compensation withheld as a payroll deduction, but not exceeding ten percent (10%) per pay period. An election to participate in the Plan and to authorize payroll deductions as described herein must be made before the first day of a Purchase Period. The election shall be effective for the first pay period in the Purchase Period immediately following the filing of such election form and shall remain in effect until the Plan is terminated or such Participant withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

         7.       RECORDKEEPING ACCOUNT.

                  7.1. The Company shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 will be credited to such Recordkeeping Accounts on each payday.

                  7.2. No interest will be credited to a Participant's Recordkeeping Account.

                  7.3. The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account will remain part of the general assets of the Company.

                  7.4. A Participant may not make any separate cash payment into a Recordkeeping Account.

         8.       RIGHT TO ADJUST PARTICIPATION; WITHDRAWALS FROM RECORDKEEPING
ACCOUNT.

                  8.1. A Participant may at any time withdraw from the Plan. If a Participant withdraws from the Plan, the Company will pay to the Participant in cash the entire balance in such Participant's Recordkeeping Account and no further deductions will be made from the Participant's Compensation during such Purchase Period. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period.

                  8.2. Except as otherwise provided in Section 8.1, a Participant may only increase or decrease the deductions from his or her Compensation as of the first pay period in any Purchase Period.

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                  8.3.     Notification of a Participant's election (i) to
         withdraw from the Plan and terminate deductions or (ii) to increase or decrease deductions shall be made by signing and filing with the Company an appropriate form developed by the Committee.

         9. TERMINATION OF EMPLOYMENT. If the employment of a Participant is terminated for any reason, including death, disability, or retirement, the entire balance in the Participant's Recordkeeping Account will be refunded in cash to the Participant within 15 days after the date of termination of employment.

         10.      PURCHASE OF SHARES.

                  10.1. As of the last day of the Purchase Period, the entire balance in each Participant's Recordkeeping Account will be used to purchase shares (including fractional shares) of Common Stock (subject to the limitations of Section 5) unless the Participant has filed an appropriate form with the Company in advance of that date (which elects to receive all or a portion of the balance in cash). Any amount in a Participant's Recordkeeping Account that is not used to purchase shares pursuant to this Section 10.1 will be refunded to the Participant.

                  10.2. Promptly after the end of each Purchase Period, a certificate for the number of shares of Common Stock purchased by all Participants shall be issued and delivered to an agent selected by the Company. The agent will hold such certificate for the benefit of all Participants who have purchased shares of Common Stock and will maintain an account for each Participant reflecting the number of shares (including fractional shares) credited to the account of each Participant. Each Participant will be entitled to direct the voting of all shares credited to such Participant's account by the agent. Each Participant may also direct such agent to sell such shares and distribute the net proceeds of such sale to the Participant. At any time after the Participant has satisfied the minimum holding period requirements established by Section 423(a)(1) of the Code, a Participant may request from the agent a certificate representing the shares of Common Stock credited to the Participant's account, in which case the agent shall transfer a certificate for such shares directly to the Participant; provided, however, that the agent shall not be required to issue a certificate representing a fractional share and may instead pay the Participant a cash amount representing the fair market value of such fractional share.

         11. RIGHTS AS A SHAREHOLDER. A Participant shall not be entitled to any of the rights or privileges of a shareholder of the Company with respect to shares of Common Stock, including the right to vote or direct the voting or to receive any dividends that may be declared by the Company, until (a) the Participant actually has paid the purchase price for such shares and (b) certificates for such shares have been issued either to the agent or to the Participant, both as provided in Section 10.

         12. RIGHTS NOT TRANSFERABLE. A Participant's rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned, transferred or

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disposed of in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, transfer or dispose of the same shall be null and void and without effect. The amounts credited to a Recordkeeping Account may not be sold, pledged, assigned, transferred or disposed of in any way, and any attempted sale, pledge, assignment, transfer or other disposition of such amounts will be null and void and without effect.

         13. ADMINISTRATION OF THE PLAN. This Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation and application of this Plan, and all such determinations shall be conclusive and binding on all parties. If the Board of Directors has not designated a committee to administer this Plan, then the Compensation Committee of the Board of Directors shall constitute the Committee.

         14. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock of the Company by reason of stock dividends, stock splits, reverse stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like, the aggregate number and class of shares available under this Plan and the number, class and purchase price of shares available but not yet purchased under this Plan, may be adjusted appropriately by the Committee.

         15. REGISTRATION OF CERTIFICATES. Stock certificates will be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form filed with the Company or the agent.

         16. AMENDMENT OF PLAN. The Board of Directors may at any time amend this Plan in any respect which shall not adversely affect the rights of Participants pursuant to shares previously acquired under the Plan, except that, without shareholder approval, no amendment shall be made to (a) increase the number of shares reserved under this Plan, or (b) change the designation of corporations whose employees may be eligible to participate in the Plan.

         17. EFFECTIVE DATE OF PLAN. This Plan shall be effective upon approval thereof by the shareholders of the Company. All rights of Participants in any offering hereunder shall terminate at the earlier of (a) the day that Participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (b) at any time, at the discretion of the Board of Directors. Except as otherwise determined by the Board of Directors, upon termination of this Plan, the Company shall pay to each Participant cash in an amount equal to the entire balance in such Participant's Recordkeeping Account.

         18. GOVERNMENTAL REGULATIONS AND LISTING. All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock purchasable on the last day of the

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Purchase Period applicable to such shares, and if such a registration statement shall not then be effective, the term of such Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to a national market system covering the shares of Common Stock under the Plan upon official notice of issuance.

         19.      MISCELLANEOUS.

                  19.1. This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

                  19.2. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

                  19.3. This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.



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